Exhibit 10.62
Form of Non-Qualified Stock Option Agreement
NON-QUALIFIED STOCK OPTION AGREEMENT
     This Agreement (the “Agreement”) is made as of the [___] day of [___20___], between State Auto Financial Corporation, an Ohio corporation (the “Company”), and ___(the “Grantee”). The Company hereby grants to the Grantee an option (the “Option”) to purchase [___] shares (“Option Shares”), for a purchase price per share (the “Option Price”) of $[___] per share. The fair market value of each of the Option Shares on the date of grant is $[___] per share. The Option has been granted pursuant to the State Auto Financial Corporation Amended and Restated Equity Incentive Compensation Plan, as amended from time to time (the “Plan”), attached hereto as Exhibit A, and it shall include and be subject to all provisions of the Plan, which are incorporated herein by reference, and it shall be subject to the following provisions of this Agreement:
1.	Vesting Dates & Term. The Option shall be exercisable as follows:
(i)	[ ] [(___)] Option Shares may be purchased on or after [ ].

(ii)	[ ] [(___)] Option Shares may be purchased on or after [ ].

(iii)	[ ] [(___)] Option Shares may be purchased on or after [ ].
     The Option shall not be exercisable for any Option Shares after [ten years minus one day from grant date], at which date it shall expire.
     2. Method of Exercise. The Option shall be exercisable by written notice (in substantially the form attached as Exhibit B), delivered in person or by certified mail to the Secretary of the Company, which shall:
(a)	state that the Option is thereby being exercised, the number of Option Shares with respect to which the Option is being exercised, each person in whose name any certificates for the Option Shares should be registered and his or her address and social security number;

(b)	be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by anyone other than the Grantee, be accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise the Option under the Plan and all applicable laws and regulations;

(c)	be accompanied by such representations, warranties or agreements with respect to the investment intent of such person or persons exercising the Option as the Company may reasonably request in form and substance satisfactory to counsel for the Company; and

(d)	be accompanied by tender to the Company of payment in full for the Option Shares being purchased as set forth in paragraph 3 hereof.
     3. Payment of Price. Upon exercise of the Option, the Company shall deliver a certificate or certificates for such of the Option Shares being purchased to the specified person or persons at the specified time upon receipt of the full purchase price for such Option Shares: (i) by certified or bank cashier’s or teller’s check, or (ii) by actual or constructive delivery of eligible Shares with a fair market value at the time of exercise equal to the total Option Price of the Option Shares being purchased, or (iii) by any other method of payment or combination thereof authorized by the Plan.
     4.  Transferability. Pursuant to authority granted to the Committee by the Plan, the Non-qualified Options that are the subject of this Agreement may be gifted by the Grantee from time to time to the Grantee’s spouse or to one or more of the Grantee’s parent(s), spouse, children, grandchildren, nieces, or nephews or to the Trustee of a trust for the principal benefit of one or more of such persons or to a partnership whose only partners are one or more of such persons. If any such Option is gifted, the Option shall continue to be subject to the terms of the Plan, as amended, and this Option Agreement prior to its transfer including, without limitation, vesting requirements, restrictions on transferability and limitations on exercise following termination of employment or death or disability provided the person receiving the gift of the Option shall have the same right to exercise as the Grantee who gifted the Option. If the exemption provided by Rule 16b-3 promulgated under the Securities Exchange Act of 1934 is amended to eliminate the right of assignment, this Agreement shall be deemed to be amended to conform to the Rule 16b-3 as respects any options not assigned as of the date the law would change as to the assignability of options. Except as set forth above, the Option shall not be transferable by the Grantee other than by will, by the laws of descent and distribution and during the lifetime of the Grantee, the Option shall be exercisable (subject to any other applicable restrictions on exercise) only by the Grantee for his or her own account. Upon the death of the Grantee, the Option shall be exercisable (subject to any other applicable restrictions on exercise) only by the Grantee’s estate (acting through its fiduciary) or by a person(s) who acquired the right to the Option by gift, as described above, or by bequest or inheritance.
     5. Termination of Employment. Except as set forth below, if the Grantee’s employment with the Company and its Parent and Subsidiary Corporations terminates or is terminated for any reason other than retirement (as defined in the Sate Auto Insurance Companies Employee Retirement Plan), permanent and total disability (as defined in the Plan) or death, the Grantee (or the Grantee’s estate, should the Grantee decease following such employment termination) may exercise the Option to the extent then exercisable within ninety days (90) after such termination (but in no event after expiration of the original term of the Option). If the Grantee’s employment with the Company and its Parent and Subsidiary Corporations terminates or is terminated by reason of retirement, permanent and total disability (as defined in the Plan), or death, the Option may be exercised at any time from the date of such termination of employment (notwithstanding the Vesting Date) until the expiration of the original term of the Option; provided that if the Grantee dies with less than ninety (90) days remaining prior to the expiration of the original term, the estate or successors in interest of such Grantee shall have a period of one hundred eighty (180) days from the date of death to exercise the Option, regardless of the original expiration date. If following the termination of the Grantee’s employment with the Company and its Parent and Subsidiary Corporations due to retirement or permanent and total disability the Grantee dies, the Grantee’s estate or successor(s) in interest shall have until the expiration of the original term of the Option, as set forth in paragraph 1 hereof, to exercise said Option. If the Grantee’s employment with the Company is terminated due to illegal conduct engaged in by the Grantee, all Options granted and not exercised prior to Grantee’s receiving notice of such employment termination shall terminate.
     6. Restrictions on Exercise. The Option is subject to all restrictions in this Agreement and in the Plan. As a condition of any exercise of the Option, the Company may require the Grantee or the Grantee’s successor to make any representation and warranty to comply with any applicable law or regulation or to confirm any factual matters reasonably requested by counsel for the Company.
     7. Definitions. Unless otherwise defined in this Agreement, capitalized terms will have the same meanings given them in the Plan.

STATE AUTO FINANCIAL CORPORATION

Date of Grant: , 20___	By
ACCEPTANCE OF AGREEMENT
     The Grantee hereby: (a) acknowledges receiving a copy of the Plan, as amended, which is attached to this Agreement as Exhibit A, and represents that Grantee is familiar with all provisions of the Plan; (b) accepts this Agreement and the Option granted under this Agreement subject to all provisions of the Plan and this Agreement; and agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee.

Grantee

Date , 20___